Exhibit 99.1

News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE ISSUES GUIDANCE
 FOR ITS 2009 FISCAL YEAR

Long Beach, California (January 22, 2009) – Molina Healthcare, Inc. (NYSE:MOH) today announced its guidance for 2009.  For its 2009 fiscal year, the Company currently expects the financial results shown below (all amounts are approximate):

Earnings per diluted share	$2.20 to $2.40
Net income	$59 to $65 million
Investment income	$15 million
Premium revenue	$3.6 billion
EBITDA	$158 to $167 million
EBITDA as a percentage of premium revenue	4.4% to 4.7%
Medical care costs as a percentage of premium revenue	85.5%
Core G&A (administrative expenses excluding premium taxes) as a percentage of total revenue	7.5%
Administrative expenses (including premium taxes) as a percentage of total revenue	10.5%
Depreciation and amortization	$43 million
Interest expense	14 million
Total membership	1.44 million
Diluted shares outstanding	27 million
Effective tax rate	41%

The Company’s guidance for diluted shares outstanding does not include any potential dilution from its senior convertible notes.

Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid, Medicare, and other government-sponsored programs for low-income families and individuals.  Molina Healthcare’s ten licensed health plan subsidiaries in California, Florida, Michigan, Missouri, Nevada, New Mexico, Ohio, Texas, Utah, and Washington serve approximately 1.26 million members.  More information about Molina Healthcare can be obtained at www.molinahealthcare.com.

MOH Issues Guidance For Its 2009 Fiscal Year

January 22, 2009

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains numerous "forward-looking statements" regarding our expected results for 2009.  All of our forward-looking statements are based on current expectations and assumptions that are subject to numerous known and unknown risks, uncertainties, and other factors that could cause our actual results to differ materially.  Such factors include, without limitation, risks related to:  budgetary pressures on the federal and state governments and their resulting inability to fully fund Medicaid, Medicare, or SCHIP or to maintain current  membership eligibility thresholds and criteria; the successful management of our medical costs and the achievement of our projected medical care ratios in all our health plans, including the reduction of the medical care ratio of our Ohio health plan; the success of our efforts to leverage our administrative costs to address the needs associated with increased enrollment; risks related to our limited experience operating in Florida and attendant claims estimation difficulties; growth in our Medicaid and Medicare enrollment consistent with our expectations; uncertainties regarding the impact of federal health care reform efforts and the new presidential administration; rate increases and the maintenance of existing rate levels that are consistent with our expectations; our inability to pass on to our contracted providers any rate cuts under our governmental contracts; the budget and liquidity crisis in California and the state’s inability to make payment under its contracts with our California health plan; the successful resolution of pending rate litigation in California; the renewal of the provider premium tax beyond October 1, 2009; our ability to accurately estimate incurred but not reported medical costs across all health plans; the successful renewal and continuation of the government contracts of all of our health plans, including the re-selection of our Michigan and Missouri health plans in response to Medicaid RFPs in 2009; in light of the current turmoil and illiquidity in credit markets, the availability of financing to fund and capitalize our acquisitions and start-up activities and to meet our liquidity needs; the illiquidity of our auction rate securities; the successful and cost-effective integration of our acquisitions; earnings seasonality; interest rates on invested balances that are lower than expected; high profile qui tam matters and negative publicity regarding Medicaid managed care and Medicare Advantage; changes in funding under our contracts as a result of regulatory and programmatic adjustments and reforms; approval by state regulators of dividends and distributions by our subsidiaries; unexpected changes in member utilization patterns, healthcare practices, or healthcare technologies; high dollar claims related to catastrophic illness; changes in federal or state laws or regulations or in their interpretation; the favorable resolution of litigation or arbitration matters; and other risks and uncertainties as detailed in our reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov.  All forward-looking statements in this release represent our judgment as of January 22, 2009.  We disclaim any obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Note regarding EBITDA Measures: The Company calculates EBITDA by adding back depreciation and amortization expense to operating income.  EBITDA is not prepared in conformity with GAAP since it excludes depreciation and amortization expense, interest expense, and the provision for income taxes.  This non-GAAP financial measure should not be considered as an alternative to net income, operating income, operating margin, or cash provided by operating activities.  Management uses EBITDA as a supplemental metric in evaluating the Company’s financial performance, in evaluating financing and business development decisions, and in forecasting and analyzing future periods.  For these reasons, management believes that EBITDA is a useful supplemental measure to investors in evaluating the Company’s performance and the performance of other companies in our industry.

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